Exhibit 99.1

News Release	CORPORATION

7140 Office Circle P.O. Box 15600 Evansville, IN 47716-0600 Fax: (812) 962-540

Investor Contact:	David Armstrong
Phone:	(812) 962-5059

Media Contact:	Eva Schmitz
Phone:	(812) 962-5011

FOR IMMEDIATE RELEASE

Accuride Announces Second Phase of Restructuring Plan to Increase Efficiency and Further Reduce Costs

Company anticipates annual cost savings of $5.6 million in 2009 and $15.4 million annually thereafter

EVANSVILLE, Ind. – December 15, 2008 — Today, Accuride Corporation announced plans to significantly reduce its fixed costs and increase efficiencies through Phase Two restructuring initiatives including the consolidation of the Company’s aluminum wheel facilities and redeployment of equipment in its component businesses.

Total costs associated with the Phase Two restructuring over the next five quarters include approximately $16.3 million in expenses plus $10 million in capital expenditures. The Company expects $8 million of cash expenses, including severance of $4.1 million, relocation of $2.9 million, and lease cost of $1.0 million. The Company will recognize $2.2 million of severance costs in the fourth quarter of 2008 which will impact cash in 2009. In addition, the Company will recognize a non-cash write off / accelerated depreciation of approximately $8.3 million related to the decommission of assets. It is anticipated that the restructuring will save the Company an estimated $5.6 million in 2009 and generate annual cost savings of approximately $15.4 million thereafter.

“As a means to eliminate significant fixed overhead costs and to best streamline the production of aluminum wheels, we have made the decision to close our Cuyahoga Falls, Ohio, aluminum wheel manufacturing facility,” said Bill Lasky, Accuride’s President and CEO. “Manufacturing equipment

-more-

from this facility will be relocated to our Erie, Pennsylvania, aluminum wheel facility. This consolidation will allow us to increase the efficiency of our operations, decrease costs, and ensure competitiveness while not impacting our ability to meet customer needs during peak industry build levels.”

Accuride will maintain production in Cuyahoga Falls until all customer orders can be fulfilled through production at Accuride’s Erie facility. Consolidation of the aluminum wheel operations should be completed by the close of the third quarter of 2009. Currently, the Cuyahoga Falls facility employs approximately 130 workers.

Additionally, the Company will redeploy some of its component manufacturing equipment. Through this relocation, the Company will realize cost reductions in logistics and other operational efficiencies.

“Going forward we will continue to evaluate and pursue initiatives that will further reduce our cost structure,” added Lasky.

Accuride Corporation is one of the largest and most diversified manufacturers and suppliers of commercial vehicle components in North America. Accuride’s products include commercial vehicle wheels, wheel-end components and assemblies, truck body and chassis parts, seating assemblies and other commercial vehicle components. Accuride’s products are marketed under its brand names, which include Accuride, Gunite, Imperial, Bostrom, Fabco, and Brillion. For more information, visit Accuride’s website at http://accuridecorp.com.

This press release contains forward-looking statements that involve risks, uncertainties, and assumptions. Many factors could affect the Phase Two restructuring plan and the Company’s actual results. And if the risks or uncertainties ever materialize or the assumptions prove incorrect, the results of the Company may differ materially from those expressed or implied by such forward-looking statements and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including but not limited to any projections, the extent or timing of cost savings, charges, use of cost savings, revenue or profitability improvements, or other financial items; any statements of the plans, strategies, and objectives of management for future operations, including timing and execution of any restructuring plans, benefit program changes or reorganizations and extent of employees impacted; any statements concerning the Company’s expected competitive position or performance; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. Accuride presently considers the factors set forth below to be the important factors that could cause actual results to differ materially from the Company’s published expectations; risks, uncertainties, and assumptions including the timing and execution of plans and programs subject to local labor law requirements, assumptions related to severance and post-retirement costs; the financial condition of the Company’s suppliers and customers; future acquisitions, dispositions, investments, new business initiatives and changes in product development and manufacturing which may affect expense and employment levels at the Company; assumptions relating to product demand and the business environment; the rising cost of pension and other post-retirement benefits and possible changes in pension and other accounting rules; competitive product and pricing pressure; the ability to achieve the expected benefits of the restructuring actions; the ability of the Company to continue to comply with covenants in its financing agreements; and other risk factors that are described from time to time in the Company’s Securities and Exchange Commission reports, including but not limited to the risk factors described in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2008, and other reports filed after the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007. The Company assumes no obligation to update these forward-looking statements.

###